UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.__)

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Bankwell Financial Group, Inc.

(Name of Registrant as Specified In Its Charter)

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BANKWELL FINANCIAL GROUP, INC.
220 Elm Street
New Canaan, Connecticut 06840
(203) 652-0166
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 27, 2020
NOTICE IS HEREBY GIVEN that the Annual Meeting (the “Annual Meeting”) of Shareholders of Bankwell Financial Group, Inc. (the “Company”) will be held at Woodway Country Club, 540 Hoyt Street, Darien, Connecticut 06820*, on Wednesday, May 27, 2020 at 8:00 a.m. for the following purposes:

1.	To elect twelve (12) directors of the Company to serve until the 2021 Annual Meeting of Shareholders or until their successors are elected;

2.	To consider and approve an advisory (non-binding) proposal on the Company's executive compensation;

3.	To consider and approve an advisory (non-binding) proposal on the frequency of submission of the vote regarding the Company's executive compensation;

4.	To ratify the selection of RSM US LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2020; and

5.
To transact such other business as may properly come before the Annual Meeting, including adjourning the Annual Meeting to permit, if necessary, further solicitation of proxies or any adjournment thereof.

The Board of Directors is not aware of any such other business.
Only shareholders of record of outstanding shares of common stock of the Company at the close of business on March 27, 2020 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.
*The Company intends to hold the Annual Meeting in person. However, the Company is closely monitoring the coronavirus (COVID-19) situation and is sensitive to public health and travel concerns and the protocols that federal, state, and local governments may continue to impose. There is a possibility that the Company may need to reconsider the date, time, method and/or location of the Annual Meeting. If the Company determines it necessary to make such changes, the Company will announce the decision to do so in advance in a press release and by filing additional proxy materials with the Securities and Exchange Commission, which will be available on the Company's website at http://investor.mybankwell.com. As always, the Company encourages you to vote your shares prior to the Annual Meeting.
A list of the Company’s shareholders will be open to the examination of any shareholder at 220 Elm Street, New Canaan, Connecticut, for any purpose germane to the Annual Meeting, during ordinary business hours, beginning two (2) business days after the notice date of the Annual Meeting through the date of the Annual Meeting. Due to the current situation resulting from the COVID-19 pandemic, the Company requests a minimum of 2 business days advance notice for those desiring to inspect the list of the Company’s shareholders.
We will be providing access to our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules. As a result, on or about April 15, 2020, we are mailing to our shareholders a notice instead of a paper copy of the proxy statement and our 2019 Annual Report.
We hope you will vote as soon as possible. You may cast your vote over the Internet or during the Annual Meeting. Alternatively, you may vote by mail or telephone by requesting hard copies of proxy materials by May 17, 2020. If your shares are held in the name of a broker, only the broker can vote your shares and only after receiving your instructions with regard to the election of Directors. If necessary, please contact the responsible person on your account and instruct him or her to execute a proxy sheet on your behalf.

By Order of the Board of Directors

Blake S. Drexler Chairman of the Board
New Canaan, Connecticut
April 15, 2020

IMPORTANT: In order that there may be sufficient shareholder representation at the Annual Meeting, you are urged to vote by proxy even if you plan to attend the Annual Meeting. You may vote over the Internet, via telephone, via mail or in person. Shares represented by proxies received prior to the time of the Annual Meeting will be voted as directed by the shareholders on their respective proxies. If you are present in person you may, if you wish, revoke the proxy and vote personally on all matters brought before the meeting.

•	Internet: vote your shares at www.investorvote.com/BWFG.

•	Telephone and Mail: You can vote by telephone or mail by following the instructions on your proxy card.

•
At the Annual Meeting: The method or timing of your vote will not limit your right to vote in person at the Annual Meeting. However, if your shares are held in the name of a broker, bank or other nominee, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting. You should allow yourself enough time prior to the Annual Meeting to obtain this proxy from the holder of record.

Your prompt action in voting your shares by proxy will be greatly appreciated. Upon request, in accordance with the instructions provided in the Notice of Internet Availability of Proxy Materials, a self-addressed postage paid envelope will be provided for your use.
We would appreciate notice of your plan to attend the meeting in person so that we may be certain to accommodate those who come.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 27, 2020. Our Proxy Statement and Annual Report to Shareholders on Form 10-K are also available online at http://www.mybankwell.com.
______________________________________
This is not a program sponsored by Woodway Country Club.

BANKWELL FINANCIAL GROUP, INC.
220 Elm Street
New Canaan, CT 06840
(203) 652-0166
_________________
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 27, 2020
_________________
Your proxy is being solicited by the Directors of Bankwell Financial Group, Inc. (the “Company”), the bank holding company for Bankwell Bank (the “Bank”), in connection with the 2020 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held at Woodway Country Club, 540 Hoyt Street, Darien, Connecticut 06820*, on May 27, 2020, at 8:00 a.m. and at any adjournments thereof. The matters to be considered and acted upon at such meeting are referred to in the preceding notice and are more fully discussed below. We are making the Notice of Internet Availability of Proxy Materials (the “Internet Notice”), this proxy statement, the accompanying form of proxy card, and our 2019 Annual Report available to shareholders on or about April 15, 2020.
*The Company intends to hold the Annual Meeting in person. However, the Company is closely monitoring the coronavirus (COVID-19) situation and is sensitive to public health and travel concerns and the protocols that federal, state, and local governments may continue to impose. There is a possibility that the Company may need to reconsider the date, time, method and/or location of the Annual Meeting. If the Company determines it necessary to make such changes, the Company will announce the decision to do so in advance in a press release and by filing additional proxy materials with the Securities and Exchange Commission, which will be available on the Company's website at http://investor.mybankwell.com. As always, the Company encourages you to vote your shares prior to the Annual Meeting.
We are furnishing these proxy materials, including our 2019 Annual Report, to our shareholders by providing access to such documents via the Internet Notice instead of mailing printed copies. The Internet Notice provides instructions as to how you may access and review all of the proxy materials on the Internet. The Internet Notice also instructs you as to how you may submit your proxy over the Internet or by telephone. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials in the Internet Notice. Any request to receive proxy materials by mail will remain in effect until you revoke it.
Directors, officers and employees may solicit proxies personally or by telephone or facsimile. The Company may also request brokers, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of stock held of record as of March 27, 2020, and will reimburse such persons for reasonable expenses incurred in forwarding such material. The cost of solicitation will be borne by the Company.
All properly executed, unrevoked proxies received pursuant to this solicitation prior to the close of voting will be voted as directed therein. Properly executed, unrevoked proxies, which do not specifically direct the voting of the shares covered thereby on any matter will be voted in the affirmative on such matter(s). Any proxy given pursuant to this solicitation may be revoked in writing by the shareholder at any time prior to the voting of the proxy by notifying Penko Ivanov or Laura Waitz, Bankwell Financial Group, Inc., 220 Elm Street, New Canaan, Connecticut 06840.
The persons named on the form of proxy card to act as proxies at the Annual Meeting are: Richard E. Castiglioni and Todd Lampert, both of whom are Directors of the Company and residents of Connecticut. If, for any reason, any Director nominee shall become unavailable before the date of the Annual Meeting, discretionary authority will be exercised by the above-named persons to vote the proxy cards for the election of such other person(s) as the Board of Directors shall determine. The holders of a majority of the outstanding shares of stock, present at the Annual Meeting in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

Who Can Vote
You will be entitled to vote your shares of Company common stock at the Annual Meeting if you were a shareholder of record at the close of business on March 27, 2020. As of that date, there were 7,871,419 shares of common stock outstanding and entitled to vote at the meeting. You are entitled to one vote on each proposal voted on at the meeting for each share of common stock that you held on March 27, 2020. There is no cumulative voting.
We recommend that shareholders vote by proxy even if they plan to attend the Annual Meeting. You may vote over the Internet, via telephone, via mail or in person.

•	Internet: vote your shares at www.investorvote.com/BWFG.

•	Telephone and Mail: You can vote by telephone or mail by following the instructions on your proxy card.

•
At the Annual Meeting: The method or timing of your vote will not limit your right to vote in person at the Annual Meeting. However, if your shares are held in the name of a broker, bank or other nominee, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting. You should allow yourself enough time prior to the Annual Meeting to obtain this proxy from the holder of record.

Internet voting is available 24 hours a day and will close at 3:00 a.m. (EDT) on Wednesday, May 27, 2020.
The shares voted by proxy over the Internet, telephonically or by mail, properly marked, dated, signed and not revoked, will be voted at the Annual Meeting. Voting by proxy will not prevent you from voting your shares in person if you attend the Annual Meeting.
How to Vote Shares Held by a Broker, Bank or Other Nominee
If your shares are held through a broker, bank or other nominee, you may vote your shares by marking, signing and dating the voting instruction form provided to you by your broker, bank or other nominee. To be able to vote shares not registered in your own name in person at the Annual Meeting, you will need appropriate documentation from the record holder of your shares. If you hold your shares in "street name" through a broker or bank you may only vote in person or change your vote in person if you have a legal proxy in your name from Broadridge Financial Solutions or your broker or bank.
If you are the beneficial owner of shares held in “street name” by a broker and you do not give instructions to the broker on how to vote your shares at the Annual Meeting, then the broker will be entitled to vote the shares with respect to “discretionary” items, but will not be permitted to vote the shares with respect to “non-discretionary” items (in which case, the shares will be treated as a “broker non-vote”). The ratification of the selection of RSM US LLP as the Company’s independent registered public accountants (Proposal 4) is considered to be a discretionary item and your broker will be able to vote on that item even if it does not receive instructions from you. The other proposals to be considered at the Annual Meeting (Proposals 1, 2, and 3) are “non-discretionary” items. If you do not instruct your broker how to vote with respect to these items, your broker may not vote your shares with respect to these items.
An abstention is a decision by a shareholder to take a neutral position on a proposal being submitted to shareholders at a meeting. A proxy marked as abstaining with respect to a proposal will be counted for quorum purposes, but will not be counted as a vote cast, and therefore will have no effect on the vote.
Broker non-votes are also counted in determining the number of shares represented for the purpose of determining whether a quorum is present at the Annual Meeting, provided that there are discretionary items to be acted upon at a shareholders’ meeting such as here with the ratification of the independent registered public accounting firm.

Votes Required
The number of votes required to approve the proposals that are scheduled to be presented at the meeting is as follows:

	Proposal	Required Vote
1.	Election of 12 directors	For each nominee, a plurality of the votes cast for such nominee.
2.	Advisory (non-binding) proposal on the Company's executive compensation	A majority of the votes cast on the proposal.
3.	Advisory (non-binding) proposal on the frequency of submission of the vote regarding the Company's executive compensation	A majority of the votes cast on the proposal.
4.	Ratification of the selection of the Company’s independent registered public accountants	A majority of the votes cast on the proposal.
Shareholders’ votes will be tabulated by the person from Computershare appointed by the Board of Directors to act as inspector of election for the Annual Meeting.
PROPOSAL 1 -
ELECTION OF DIRECTORS
The Certificate of Incorporation of the Company provides that the number of directors shall not be less than six (6) or more than sixteen (16) and permits the exact number to be determined from time to time by our Board of Directors. Eleven (11) of our current directors, along with Lawrence B. Seidman, have been nominated for election to serve until the next Annual Meeting and until their successors are elected and qualified. For so long as Mr. Seidman and his affiliated funds continue to own at least five percent (5%) of the outstanding shares of Company common stock, Mr. Seidman will be entitled under his Agreement with the Company to be a nominee to the Board of Directors and the Bank’s board of directors, subject to satisfaction of all reasonable corporate governance requirements applicable to non-employee directors and legal and regulatory requirements regarding service and election as a director.
Except for the Agreement dated February 5, 2020 between Lawrence B. Seidman and the Company, pursuant to which the Company’s Board of Directors agreed to nominate Mr. Seidman to serve as a director of the Company and which was included as an exhibit to the Company’s Current Report on Form 8-K filed on February 7, 2020, there are no arrangements or understandings between any director, or nominee for directorship, pursuant to which such director or nominee was selected as a director or nominee.

The following table sets forth the names and certain information about each nominee for director.

Name	Age	Position with Bankwell Financial Group, Inc.	Position with Bankwell Bank	Director of the Company Since
George P. Bauer	88	Director	Director	2012
Gail E.D. Brathwaite	61	Director	Director	2017
Richard E. Castiglioni	68	Director	Director	2013(2)
Eric J. Dale	55	Director	Director	2008(3)
Blake S. Drexler	62	Director and Chairman	Director and Chairman	2007(1)
James M. Garnett, Jr.	64	Director	Director	2018
Christopher R. Gruseke	59	Director, President and Chief Executive Officer	Director, President and Chief Executive Officer	2015(4)
Daniel S. Jones	81	Director	Director	2007(1)
Todd Lampert	56	Director and Corporate Secretary	Director and Corporate Secretary	2007(1)
Victor S. Liss	83	Director	Director	2008(3)
Carl M. Porto	77	Director	Director	2015
Lawrence B. Seidman	72	__	__	__

(1)	Director of the Bank of New Canaan from 2001-2013. As indicated above, present director of Bankwell Bank.

(2)	Director of the Bank of New Canaan from 2009-2013. As indicated above, present director of Bankwell Bank.

(3)	Director of the Bank of Fairfield from 2008-2013. As indicated above, present director of Bankwell Bank.

(4)	Director of the Bank of New Canaan from 2009-2011. Director of BNC Financial Group, Inc. from 2009-2012.
Recommendation
The Board of Directors recommends that the shareholders vote “FOR” the nominees set forth above.

INFORMATION ABOUT THE BOARD OF DIRECTORS
The principal occupation and business experience for at least the last five years for our director nominees is included below. Unless otherwise indicated, principal occupations shown for each director have extended for five or more years.
George P. Bauer, Director. Mr. Bauer has been the Chairman and Chief Executive Officer of GPB Group, Ltd., a Connecticut-based investment banking firm, since 1990. Mr. Bauer spent 31 years with IBM Corp., holding executive positions in marketing, finance and business systems, including Chief Financial Officer positions of several IBM divisions. He has significant experience with community banks, serving both as a director and a shareholder. Mr. Bauer joined our Board of Directors in 2012. Mr. Bauer’s financial expertise and knowledge of community banks provide valuable knowledge and insight to our Board of Directors.
Gail E.D. Brathwaite, Director. Ms. Brathwaite was appointed to an open director position at the Company and Bank on March 29, 2017. She joined the Company in April 2013 as Chief Operating Officer with over 30 years of experience in the areas of retail banking, mortgage banking operations, IT, human resources and M&A. She left the Company’s employ on December 11, 2015, while still performing consulting services. Ms. Brathwaite was President and Chief Executive Officer of G.E.D.B. Consulting, a consulting firm that she worked for from December 11, 2015 until 2018, and from May 2012 to March 2013. Previously, Ms. Brathwaite was the Executive Vice President and Chief Operating Officer of NewAlliance Bank from 2002 to 2011. Before joining NewAlliance, Ms. Brathwaite was SVP, Director of Branch Administration, Compliance and Loss Control at The Dime Savings Bank in New York. She received her Bachelor of Business Administration degree from Pace University. Ms. Brathwaite provides the Board with over 35 years of experience in executive and operating roles at the Company and larger banking institutions.
Richard E. Castiglioni, Esq., Director. Mr. Castiglioni is a partner with the law firm Diserio, Martin, O’Connor & Castiglioni in Stamford, Connecticut, established in 1983. Mr. Castiglioni was a founding partner of his law firm and the former head of its litigation department. Mr. Castiglioni has represented banks and the FDIC in litigation matters, including foreclosures, workouts and loan restructures, for more than 35 years. He joined our Board of Directors in 2013 and served on the board of The Bank of New Canaan since 2009. Mr. Castiglioni also serves as a public arbitrator on FINRA arbitrations. As an attorney with experience in business matters and representing banks, Mr. Castiglioni provides our Board of Directors with significant insight regarding potential legal issues and lending opportunities and resolutions.
Eric J. Dale, Esq., Director, Vice Chairman of the Board. Mr. Dale joined Balance Point Capital, a middle market private equity and debt firm, as a partner in January 2019. Prior to Balance Point, Mr. Dale was an executive at Nielsen PLC (NYSE: NLSN) and served as that company's Chief Legal Officer from August 2015 through January 2019. Prior to joining Nielsen, Mr. Dale had been a Partner with the law firm of Robinson & Cole, LLP in Stamford, Connecticut since 2002. He was a director of a public company, Zerotree Technologies, Inc., from 2000 until its merger with e-Media, LLC in 2002. Mr. Dale joined our Board of Directors in 2008 and served on the board of The Bank of Fairfield from its organization until its merger with The Bank of New Canaan. Mr. Dale’s experience as an investor, as a lawyer in private practice and as a corporate general counsel provides our Board of Directors with valuable insight regarding business and legal matters.
Blake S. Drexler, Director, Chairman of the Board. Mr. Drexler has been a portfolio manager with Mariner Capital since 2011. From 2004 to 2011, he was a private equity investor and partner in both 5-Mile Ventures and Great Point Partners, both located in Rowayton, Connecticut. He was previously Managing Director of Derivative Products at Greenwich Capital Markets for 22 years and a member of the Chicago Board of Trade, The Chicago Mercantile Exchange and the Chicago Board Options Exchange. Mr. Drexler joined our Board of Directors in 2001 and served on the board of The Bank of New Canaan from its organization. He served as Executive Chairman of the Company from August 2014 to February 2015. Mr. Drexler’s financial acumen and experience and his community involvement and leadership skills provide our Board of Directors with significant knowledge and experience regarding the business and market area of the Bank.
James M. Garnett, Jr., Director. James (Jim) M. Garnett retired in 2016 after 18 years as a managing director of Citigroup Inc. He was appointed to a director position at the Company and Bank on April 25, 2018. He spent fifteen years as global head of Risk Architecture which included oversight of credit, market, liquidity and operational risks across all of Citigroup’s businesses and geographies. His responsibilities included all risk systems and technology, risk analytics and stress tests, performance reporting, determination of risk appetite, policies and regulatory capital. He also was the Chief Risk Officer for Citigroup’s Treasury, Country Risk and Operational risk. Jim joined Citigroup in 1998 as Chief Risk Officer of Citigroup’s institutional bank and trading businesses. From 1982 to 1997, Jim worked for the Chase Manhattan Corporation and held a variety of roles including head of Global Risk Management, head of North America derivatives trading and treasurer of the parent company. He currently serves as a Trustee of South Kent School and previously as a director of the Corporation Service Company (CSC) and the International Swap Dealers Association (ISDA) and as a trustee of the College of the Atlantic. Mr. Garnett’s decades of extensive experience across all businesses in the financial service industry, regulatory relationships and operational risks provide the Company’s Board deep and broad insight across all our current and prospective businesses.
Christopher R. Gruseke, Director, President and Chief Executive Officer of the Company and the Bank. Mr. Gruseke was appointed to these positions and nominated as a director in February 2015. He joined the Company as Chief Strategic Officer in January 2015. He was a founding investor and director of Bankwell Financial Group’s predecessors, BNC Financial Group, Inc., and The Bank of New Canaan. He brings more than 25 years of capital markets, operations, sales and finance experience to his role at the Company. Most recently, he was a member of the Executive Committee at CRT Capital, a Stamford, Connecticut-based broker/dealer. He also served as Co-Chief Operating Officer and a member of the Board of Greenwich Capital Markets. Mr. Gruseke earned a B.A. from Williams College and an M.S. from the Stern School of Business at New York University. His familiarity with Bankwell’s market area and finance background are valuable to our Board of Directors.
Daniel S. Jones, Director. Mr. Jones is, and has been since 1972, the president of NewsBank, Inc. Mr. Jones previously worked as a staff auditor at Haskins & Sells and Vice President of First National Bank of Madison Wisconsin. Mr. Jones was a management consultant for Knight, Gladieux and Smith from April 1970 to August 1972, working with banks and technology clients. He joined our Board of Directors in 2007 and served on the board of The Bank of New Canaan from its organization. Mr. Jones previously served as a founder and director of New Canaan Bank and Trust and was the Chairman of its Compensation Committee and a member of its Loan and Audit Committees from 1978 to 1999. In addition, Mr. Jones was a director of Summit Bank, a member of its Compensation Committee from 1999 to 2002, a Trustee at Northwestern University and past President of Northwestern Alumni Association. Mr. Jones earned a B.A. in accounting at Northwestern University and an M.B.A. in finance and accounting at Columbia University where he was named a McKinsey Scholar. Mr. Jones' business acumen and experience provide our Board of Directors with useful strategic planning tools.
Todd Lampert, Esq., Director and Corporate Secretary. Mr. Lampert is the founder of and has been the managing member of the law firm of Lampert, Toohey & Rucci, LLC located in New Canaan, Connecticut, since its inception in 1993, where he is the head of the litigation department, representing banks and title companies in construction and real estate matters for over 30 years. From 1985 to 1987, Mr. Lampert was a stock broker with Series 7 and Series 63 licenses. He joined our Board of Directors in 2007 and served on the board of The Bank of New Canaan from its organization. Mr. Lampert also served on the board of directors of Waveny Health Care from 2012 to 2018 and was the Chairman from 2016 to 2018. Currently, Mr. Lampert serves on the board of directors of the New Canaan Community Foundation. Mr. Lampert’s legal and community knowledge provide our Board of Directors with an understanding of legal and community issues.
Victor S. Liss, Director. Mr. Liss retired in 2002 after serving, from 1992 to 2002, as the Vice-Chairman, President and Chief Executive Officer of Trans-Lux Corporation, a public company that is a designer and manufacturer of digital signage display solutions for the financial, sports and entertainment, gaming and leasing markets. From 2002 to 2004, he acted as a consultant to Trans-Lux Corporation. Mr. Liss began his career at Trans-Lux Corporation in 1968, where he served as Treasurer until 1982 and later Chief Financial Officer from 1982 to 1992. Mr. Liss also served as a director of Trans-Lux Corporation from 1988 to 2010. He has served on a number of other boards of public companies and is a certified public accountant and has been active in many local professional and charitable organizations. Mr. Liss joined our Board of Directors in 2008 and was the Chairman of the Board of The Bank of Fairfield from its organization until its merger with The Bank of New Canaan. As a former executive officer of a public company and a certified public accountant, Mr. Liss provides our Board of Directors with significant experience regarding accounting matters and financial expertise.

Carl M. Porto, Esq., Director. Mr. Porto is an attorney and former Managing Principal in the law firm of Parrett, Porto, Parese & Colwell, Professional Corporation, from 2012 to 2018, with offices in Hamden and Guilford. Mr. Porto was formerly on the boards of The Bank of New Haven and Citizens Bank of Connecticut and Citizens Bank of Rhode Island. He is a member of the Connecticut Bar Association and the New Haven County Bar Association. He received a B.A. from Boston University and a J.D. from the University of Connecticut School of Law. Mr. Porto's legal and business expertise, especially in the New Haven market area, are valuable to our Board of Directors.
Lawrence B. Seidman. Mr. Seidman serves as Manager of Seidman and Associates, LLC and related investment groups located in Parsippany, New Jersey, the principal business of which includes investments in financial institutions since 1995. Mr. Seidman formerly served on the board of Stonegate Bank from January 2009 to September 2018, ASB Bancorp Inc. and its wholly owned subsidiary, Asheville Savings Bank, from February 2016 to September 2018, Center Bancorp, Inc. from May 2007 to July 2014 and Naugatuck Valley Financial Corporation from November 2014 to January 2016. Mr. Seidman currently serves on the board of MSB Financial Corp. (since July 2016) and its banking subsidiary Millington Bank. Mr. Seidman’s many years of banking experience, both as a director and as an investor, would make him a valuable member of our Board of Directors.
INFORMATION ABOUT MANAGEMENT
A brief description of the background of each of our executive officers who is not also a director nominee is set forth below. No executive officer has any family relationship, as defined in Item 401 of Regulation S-K, with any other executive officer or director.
Christine Chivily, Executive Vice President and Chief Risk & Credit Officer of the Company and the Bank. Ms. Chivily, age 61, joined the Company in April 2013. She has 40 years of experience in banking and real estate finance. She previously served in a risk management role for the CRE and C&I loan portfolios at People's United Bank. Her prior experience also includes five years as Director of Freddie Mac’s New England region for multifamily properties and 11 years as Senior Credit Officer at RBS Greenwich Capital. She also has over 10 years of combined experience in lending, loan administration and workouts at other various banking institutions. Ms. Chivily received her B.A. from Mt. Holyoke College.
Penko Ivanov, Executive Vice President and Chief Financial Officer of the Company and the Bank. Mr. Ivanov, age 51, was hired at Bankwell on September 26, 2016 and was appointed as CFO and EVP of the Bank and Company on November 10, 2016. He has more than 28 years of experience in accounting and finance. His more recent roles include CFO for the U.S. Operations of Doral Bank, where he created a scalable finance organization to support the rapid growth of several business units from infancy to $3 billion in assets, and as CFO of Darien Rowayton Bank. He began his career with Ernst & Young and held various accounting/finance positions at PepsiCo, GE Capital and Bridgewater Associates. His experience includes building, improving and overseeing all finance areas, including Controllership, SOX, Treasury, FP&A, as well as internal and external reporting functions. Mr. Ivanov holds M.B.A. and bachelor degrees in accounting and finance from the University of South Florida and is a certified public accountant. He is also Six Sigma Black Belt certified.
Matt McNeill, Executive Vice President and Chief Banking Officer of the Company and the Bank. Mr. McNeill, age 45, joined the Company on March 16, 2020. He has more than 20 years of experience in Commercial Banking. He most recently served as Head of Commercial Lending at Metropolitan Commercial Bank. He previously served as Senior Commercial Relationship Manager at HSBC, a Business Banker at Santander and a Managing Partner at American Real Estate Lending.
Laura J. Waitz, Executive Vice President and Chief of Staff of the Company and the Bank. Ms. Waitz, age 57, joined the Company in April 2017 as a consultant and then was hired full time as of August 31, 2017. She has over 35 years of experience for various businesses and previously was Senior Managing Director, Global Head of Human Resources at The Blackstone Group. She also served as Managing Director and Global Head of Compensation at Citi Alternative Investments and as Head of Compensation (Americas) for Deutsche Bank. Prior to that she served as Global Compensation Manager for private equity and investment banks. Ms. Waitz received her B.S. from Penn State University.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS
The following table sets forth information regarding the beneficial ownership of our common stock as of March 27, 2020 by more than 5% shareholders, each director and each named executive officer listed in the Summary Compensation Table, as well as the number of shares owned by all directors and executive officers as a group.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. Unless otherwise noted, the address for each shareholder listed on the table below is: c/o Bankwell Financial Group, Inc., 220 Elm Street, New Canaan, Connecticut 06840.
The table below calculates the percentage of beneficial ownership of our common stock based on 7,871,419 shares of common stock outstanding as of March 27, 2020. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or other convertible or exercisable securities held by that person that are currently exercisable or convertible or exercisable or convertible within sixty days of March 27, 2020. However, we did not deem these shares outstanding for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an asterisk (*).
Our directors and executive officers beneficially own 1,305,238 shares of our common stock as of March 27, 2020.

Name and Title	Amount and Nature of Beneficial Ownership (1)	Percent of Class

5% Shareholders:
Lawrence B. Seidman(2) 100 Lanidex Plaza, 1st Floor Parsippany, New Jersey 07054	700,773	8.90
Endicott Management Company(3) 570 Lexington Avenue, 37th Floor New York, NY 10022	635,404	8.07
Banc Funds Co. LLC(4) 20 North Wacker Drive Suite 3300 Chicago, IL 60606	433,180	5.50

Directors and Named Executive Officers:
George P. Bauer(5)	409,206	5.20
Gail E.D. Brathwaite	20,160	*
Richard E. Castiglioni	20,020	*
Eric J. Dale	45,285	*
Blake S. Drexler(6)	239,898	3.05
James M. Garnett, Jr.	8,353	*
Daniel S. Jones(7)	261,836	3.33
Todd Lampert(8)	38,712	*
Victor S. Liss	32,930	*
Carl M. Porto(9)	22,550	*
Christine Chivily	15,405	*
Christopher Gruseke(10)	161,698	2.05
Penko Ivanov(11)	18,769	*
All directors and executive officers as a group (15 persons)(12)	1,305,238	16.58

(1)
Beneficially owned shares include shares over which the named person exercises either sole or shared voting power or sole or shared investment power. It also includes shares owned (i) by a spouse, minor children or by relatives sharing the same home, (ii) by entities owned or controlled by the named person and (iii) by other persons if the named person has the right to acquire such shares within 60 days of the exercise of any right or option. All shares identified above are owned of record individually or jointly or beneficially by the named person.

(2)	The amount shown is based solely on a Schedule 13D/A filed with the SEC on February 6, 2020. Mr. Seidman is also a nominee for election to the Board of Directors.

(3)	The amount shown is based solely on a Schedule 13F filed with the SEC on February 14, 2020.

(4)	The amount shown is based solely on a Schedule 13G/A filed with the SEC on February 12, 2020.

(5)	Includes 153,895 shares that are held by the Bauer Foundation.

(6)	Includes 58,224 shares that are held in trusts over which he serves as trustee.

(7)	Includes 69,494 shares that are held jointly with spouse.

(8)	Includes 9,699 shares that are held jointly with spouse.

(9)	Includes 4,000 shares that are held in a pension plan.

(10)	Includes 71,795 shares that are held jointly with spouse.

(11)	Includes 590 shares that are held jointly with spouse.

(12)	Includes a total of two unnamed executive vice presidents holding 10,416 shares.
CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS
Director Qualifications
We believe the current composition of our Board of Directors reflects and supports our strategic direction and that our directors bring skills, experience, background and commitment that are relevant to and support our key strategic and operational goals. We seek to continue to strengthen our Board of Directors when we add new members. Community leadership is an important consideration in reviewing and selecting board candidates. Consideration is given to candidates who can provide diversity to our Board of Directors reflective of the community we serve. Where other criteria in terms of character, skills, experience, track record and commitment are assessed by our Governance and Nominating Committee, to be equivalent, candidates reflecting such diversity may be given preference. With respect to re-nominations of sitting directors, the Governance and Nominating Committee and our Board of Directors considers individual performance as a director and any material changes in the director’s professional or job status, or community involvement. The Governance and Nominating Committee is also guided in this effort by an annual assessment of our directors.
Director Independence
Under the rules of the Nasdaq Stock Market, independent directors must comprise a majority of our Board of Directors. The rules of the Nasdaq Stock Market, as well as those of the SEC, also impose several other requirements with respect to the independence of our directors. Our Board of Directors has determined that all of our directors, except Mr. Gruseke, are independent for purposes of the Nasdaq Stock Market rules with respect to board of director composition. Shareholders wishing to communicate directly with the independent members of the Board of Directors may send correspondence to Bankwell Financial Group, Inc., Attn.: Mr. Blake S. Drexler, 220 Elm Street, New Canaan, Connecticut 06840.
Board Leadership
Our Board of Directors has appointed Mr. Drexler as Chairman of the Board. Since 2015, the positions of our Chief Executive Officer and the Chairman of our Board of Directors have been held by different individuals. By having another director serve as chairman, Mr. Gruseke is able to focus his time on running our operations.

Code of Conduct; Code of Ethics
Our Board of Directors is committed to developing and maintaining effective, transparent, and accountable corporate governance practices. We have adopted Corporate Governance Guidelines as a set of guiding principles under which we govern our affairs and the affairs of the Bank. Our Corporate Governance Guidelines address, among other things, the composition and functions of our Board of Directors, director independence, compensation of directors, management succession and review, board committees and selection of new directors. Our Corporate Governance Guidelines also provide that a director may not serve on the board of more than four public companies. In addition, our Board of Directors has adopted Codes of Conduct that apply to all of our directors, officers and employees, including a Code of Conduct for Senior Executive Financial Officers, which is applicable to our Chief Executive Officer, Chief Financial Officer and Controller. Our Corporate Governance Guidelines, as well as our Codes of Conduct, are available on our website at www.mybankwell.com. Any amendments to our Code of Conduct for Senior Executive Financial Officers, or any waivers of its requirements, will be disclosed on our website, as well as any other means required by the Nasdaq Stock Market rules.
Diversity
We have not adopted a formal policy on diversity. Our Board of Directors will consider diversity when selecting candidates for future board service. When our Board of Directors determines there is a need to fill a director position, we begin to identify qualified individuals for consideration. We seek individuals who possess skill sets that a prospective director will be required to draw upon in order to contribute to our Board of Directors, including professional experience, education, and local knowledge. While education and skills are important factors, we also consider how candidates will contribute to the overall balance of our Board of Directors, so that we will benefit from directors with different perspectives, varying view points and wide-ranging backgrounds and experiences. We view and define diversity in its broadest sense, which includes gender, ethnicity, education, experience and leadership qualities.
Compensation Committee Interlocks and Insider Participation
None of the members of our Compensation Committee are or have been an officer or employee of the Company or the Bank. In addition, none of our executive officers serves or has served as a member of the board of directors compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.
Risk Oversight
Risk is an inherent part of the business of banking, including credit risk relating to the loans and interest rate risk related to the entire balance sheet. Our Board of Directors oversees these risks through the adoption of policies and by delegating oversight to certain committees, including the Audit Committee, the Directors Loan Committee, and the Asset Liability Committee. These committees exercise oversight by establishing a corporate environment that promotes timely and effective disclosure, fiscal accountability and compliance with all applicable laws and regulations.
Communications with the Board
Our Board welcomes the submission of any comments or concerns from shareholders and any interested parties. Communications should be in writing and addressed to our Chairman of the Board at our principal executive offices and marked to the attention of the Board or any of its Committees, individual directors or non-management or independent directors as a group. All correspondence will be forwarded to the intended recipient(s). The Chairman of the Board and the Company's management team are responsible for facilitating an appropriate response.
Board and Annual Meeting Attendance
In 2019, our Board met eight times and each incumbent director who was a member of our Board during 2019 attended at least 75% of the total number of meetings of the Board and all committees of the Board on which the director served.

Directors are encouraged to attend our annual meetings of shareholders. Nine out of our eleven current directors attended the 2019 Annual Meeting either in person or by telephone conference call.
Committees of the Company’s Board of Directors
Our Board of Directors has established standing committees in connection with the discharge of its responsibilities. These committees include the Audit Committee, the Compensation Committee and the Governance and Nominating Committee. Our Board of Directors also may establish such other committees as it deems appropriate, in accordance with applicable law and regulations and our corporate governance documents.
Audit Committee. The Audit Committee assists our Board of Directors in its oversight of our internal accounting and operational controls and regulatory compliance of the Bank. Among other things, the Audit Committee mandates include the following:

•
to assist our Board of Directors with its oversight of the integrity of our financial statements, financial reporting, and processes and systems of internal controls regarding finance, accounting, information technology and legal and regulatory compliance;

•
to establish qualifications for, select, and appoint our external auditors and internal auditors, pre-approve all audit and non-audit services to be provided, and establish the fees and other expenses to be paid to the external and internal auditors;

•	to oversee and monitor the independence and performance of our external auditors and internal auditing function;

•	to establish and oversee the Risk Management Program in accordance with policy;

•	to oversee the Audit Liaison function;

•
to establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls or auditing matters, including confidential, anonymous submissions by employees of concerns regarding accounting, internal controls or auditing matters;

•
to monitor management action addressing existing or potential financial and operational control issues brought to the attention of the Committee by employees, internal or external auditors, other third-party review firms or regulators; and

•	to approve the Audit Committee Report required by the SEC to be included in the annual proxy statement.
The Audit Committee works closely with management and our independent auditors. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding to engage outside legal, accounting or other consultants that it deems necessary to provide advice to the Audit Committee for any matters related to the discharge of the Audit Committee’s duties and responsibilities. Our Board of Directors has adopted a written charter for the Audit Committee which is available on our website at www.mybankwell.com.
The Audit Committee currently consists of Ms. Brathwaite, Mr. Garnett, Mr. Jones (Chair) and Mr. Liss. All members of the Audit Committee are independent. Messrs. Jones and Liss qualify as “audit committee financial experts.” In 2019, the Audit Committee met nine times.
Audit Committee Report
The Audit Committee meets periodically to consider the adequacy of the Company’s financial controls and the objectivity of its financial reporting. The Audit Committee meets with the Company’s independent auditors and the Company’s internal auditors, all of whom have unrestricted access to the Audit Committee.
In connection with this year’s financial statements, the Audit Committee has reviewed and discussed the Company’s audited financial statements with the Company’s officers and RSM US LLP, our independent auditors. We have discussed with RSM US LLP, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (United States) (PCAOB) and the Securities and Exchange Commission. We also have received the written disclosures and the letter from RSM US LLP required by applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence, and have discussed with representatives of RSM US LLP their independence.
Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Bankwell Financial Group, Inc.
Audit Committee

Gail E.D. Brathwaite
James M. Garnett, Jr.
Daniel S. Jones (Chair)
Victor S. Liss
Compensation Committee. The Compensation Committee assists our Board of Directors in its oversight of compensation, including benefit plans, for all employees. The Compensation Committee has direct responsibility for executive officer compensation and consideration of risk implications regarding the same. The Compensation Committee also has responsibility for overseeing succession planning and director compensation recommendations. The Compensation Committee’s mandate includes the following:

•	to assist our Board of Directors in fulfilling its responsibilities with respect to the oversight of the Company’s affairs in the areas of employee compensation plans, policies and programs;

•
to determine specific executive officer (defined as all direct reports to the Chief Executive Officer, or as otherwise identified by our Board of Directors) compensation and benefits, and to approve and administer all executive officer contracts;

•	to develop and maintain incentive compensation programs that are designed to:

◦	reward high performance, promote accountability and adherence to our values and the codes of conduct;

◦	align employee interests with the interests of our shareholders, through the use of equity plans;

◦	attract, develop and retain talented leadership to serve our long-term best interests;

◦	reflect appropriate consideration of current best practices for programs with similar goals and objectives; and

◦
avoid the encouragement of excessive risk-taking arising from our incentive compensation policies and practices, and mitigate material risks as necessary with effective controls and risk management processes; and

•	to monitor the performance of our management committee(s) administering any qualified and non-qualified benefit plans.
Our Board of Directors has adopted a written charter for the Compensation Committee which is available on our website www.mybankwell.com. The Compensation Committee currently consists of Messrs. Castiglioni, Dale (Chair), Lampert and Liss. All members of the Compensation Committee are independent. The Compensation Committee has retained an outside independent compensation consultant, Pearl Meyer & Partners, to provide advice to the Compensation Committee for any matters related to the discharge of the Compensation Committee’s duties and responsibilities. In 2019, the Compensation Committee met eight times.

Governance and Nominating Committee. The Governance and Nominating Committee assists our Board of Directors in its oversight of corporate governance policies and practices, board composition and director nomination and related matters. The Governance and Nominating Committee’s mandate includes the following:

•
to oversee the composition of our Board of Directors and its committees, including developing a nominating process for our Board of Directors, developing criteria for board membership, recruitment of qualified candidates for our Board of Directors, reviewing and making recommendations to the Board of Directors concerning director succession planning, review of our Board of Directors size, committee structure and assignments of Board members to serve on and to chair Board committees;

•
to oversee our corporate governance policies and practices including, as appropriate, the development and recommendation to the Board of Directors for a set of corporate governance principles applicable to the Company, a Board, committee and director assessment process, programs for orientation and continuing education programs for members of the Board of Directors and other related matters consistent with corporate governance best practices and compliance with NASDAQ Stock Market corporate governance rules, if necessary; and

•
to develop a comprehensive list and schedule of Board duties and responsibilities for review and approval by the Board in conjunction with the development of Corporate Governance Guidelines and, consistent with the Board's commitment to best practices and continuous improvement, to regularly review the scope and conduct of Board meetings and the scope and content of information supplied to the Board and to make recommendations to the Board with respect to any enhancements therein.

Our Board of Directors has adopted a written charter for the Governance and Nominating Committee which is available on our website www.mybankwell.com. The Governance and Nominating Committee currently consists of Messrs. Dale, Lampert and Porto (Chair). All members of the Governance and Nominating Committee are independent. In 2019, the Governance and Nominating Committee met four times.
The Governance and Nominating Committee will consider for nomination to the Board candidates recommended by shareholders. Recommendations must be sent in writing to our Chairman of the Board at our principal executive offices and marked to the attention of the Governance and Nominating Committee.
EXECUTIVE COMPENSATION
Summary Compensation Table
The following table provides information regarding the compensation of our named executive officers for our fiscal years ended December 31, 2019 and 2018. Except as set forth in the notes to the table, all cash compensation for each of our named executive officers was paid by the Bank, where each serves in the capacity indicated below.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Christopher R. Gruseke President and CEO (Company and Bank)	2019	550,000	218,475	220,000	9,402	997,877
	2018	550,000	330,200	192,500	10,156	1,082,856
Penko Ivanov EVP and CFO (Company and Bank)	2019	300,000	147,060	90,000	6,413	543,473
	2018	300,000	165,100	75,000	8,751	548,851
Christine Chivily EVP and CRCO (Company and Bank)	2019	265,000	190,755	92,750	11,514	560,019
	2018	256,000	49,530	90,000	10,055	405,585

(1)
These amounts represent the aggregate fair market value of shares granted (calculated in accordance with FASB ASC Topic 718) made to the executive officers named above, in all cases pursuant to the Company’s stock plans. All shares granted represent unvested restricted stock that will vest in accordance with the terms of the grant.

(2)	These amounts represent cash bonus incentives earned for performance in 2019 and 2018 as applicable, pursuant to the Executive Incentive Plan.

(3)
The 2019 amounts listed represent: For Mr. Gruseke, a $6,237 matching contribution made by the Company under the Company’s 401(k) Plan, a $1,727 life and AD&D insurance premium and $1,438 in BOLI imputed income; for Mr. Ivanov, a $5,045 matching contribution made by the Company under the Company’s 401(k) Plan, a $924 life and AD&D insurance premium and $444 in BOLI imputed income; and for Ms. Chivily, a $8,133 matching contribution made by the Company under the Company's 401(k) Plan, a $2,650 life and AD&D insurance premium and $731 in BOLI imputed income.

Outstanding Equity Awards at 2019 Fiscal Year-End
The following table provides information regarding outstanding equity awards held by each of our named executive officers on December 31, 2019.

		Option awards			Stock awards
Name	Grant Date	Number of securities underlying unexercised options exercisable (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(4)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)(4)
Christopher R. Gruseke(1)	2/20/2018				3,333	$96,124	5,000	$144,200
	3/18/2019				3,750	$108,150	3,750	$108,150
Penko Ivanov(2)	9/26/2016				1,875	$54,075
	2/20/2018				1,666	$48,047	2,500	$72,100
	3/18/2019				1,000	$28,840	1,000	$28,840
	12/20/2019				1,500	$43,260	1,500	$43,260
Christine Chivily(3)	2/20/2018				500	$14,420	750	$21,630
	3/18/2019				1,750	$50,470	1,750	$50,470
	12/20/2019				1,500	$43,260	1,500	$43,260

(1)
Mr. Gruseke was awarded 10,000 shares of restricted stock on February 20, 2018. The stock was valued at $33.02 per share. A total of 5,000 of those shares will vest in three substantially equal annual installments, with the first installment to vest on February 7, 2019 and the second and third installments to vest on each annual anniversary of the vesting date thereafter. A total of 5,000 of those shares are performance restricted stock and may vest when and if the performance goal is achieved. Mr. Gruseke was awarded 7,500 shares of restricted stock on March 18, 2019. The stock was valued at $29.13 per share. A total of 3,750 of those shares will vest in three substantially equal installments, with the first installment to vest on February 7, 2020 and the second and third installments to vest on each annual anniversary of the vesting date thereafter. A total of 3,750 of those shares are performance restricted stock and may vest when and if the performance goal is achieved.

(2)
Mr. Ivanov was awarded 7,500 shares of restricted stock on September 26, 2016. The stock was valued at $23.27 per share and vests over four (4) years as follows: 1,875 shares of common stock on September 26th in each of 2017, 2018, 2019 and 2020. Mr. Ivanov was awarded 5,000 shares of restricted stock on February 20, 2018. The stock was valued at $33.02 per share. A total of 2,500 of those shares will vest in three substantially equal annual installments, with the first installment to vest on February 7, 2019 and the second and third installments to vest on each annual anniversary of the vesting date thereafter. A total of 2,500 of those shares are performance restricted stock and may vest when and if the performance goal is achieved. Mr. Ivanov was awarded 2,000 shares of restricted stock on March 18, 2019. The stock was valued at $29.13 per share. A total of 1,000 of those shares will vest in three substantially equal installments, with the first installment to vest on February 7, 2020 and the second and third installments to vest on each annual anniversary of the vesting date thereafter. A total of 1,000 of those shares are performance restricted stock and may vest when and if the performance goal is achieved. Mr. Ivanov was awarded 3,000 shares of restricted stock on December 20, 2019. The stock was valued at $29.60 per share. A total of 1,500 of those shares will vest in three substantially equal installments, with the first installment to vest on January 2, 2021 and the second and third installments to vest on each annual anniversary of the vesting date thereafter. A total of 1,500 of those shares are performance restricted stock and may vest when and if the performance goal is achieved.

(3)
Ms. Chivily was awarded 1,500 shares of restricted stock on February 20, 2018. The stock was valued at $33.02 per share. A total of 750 of those shares will vest in three substantially equal annual installments, with the first installment to vest on February 7, 2019 and the second and third installments to vest on each annual anniversary of the vesting date thereafter. A total of 750 of those shares are performance restricted stock and may vest when and if the performance goal is achieved. Ms. Chivily was awarded 3,500 shares of restricted stock on March 18, 2019. The stock was valued at $29.13 per share. A total of 1,750 of those shares will vest in three substantially equal installments, with the first installment to vest on February 7, 2020 and the second and third installments to vest on each annual anniversary of the vesting date thereafter. A total of 1,750 of those shares are performance restricted stock and may vest when and if the performance goal is achieved. Ms. Chivily was awarded 3,000 shares of restricted stock on December 20, 2019. The stock was valued at $29.60 per share. A total of 1,500 of those shares will vest in three substantially equal installments, with the first installment to vest on January 2, 2021 and the second and third installments to vest on each annual anniversary of the vesting date thereafter. A total of 1,500 of those shares are performance restricted stock and may vest when and if the performance goal is achieved.

(4)	The closing price market value per share on December 31, 2019 was $28.84 per share.
Employment Agreements
Mr. Gruseke has an employment agreement with the Company and the Bank. Pursuant to the agreement, Mr. Gruseke is the Chief Executive Officer and President of the Company and the Bank. The agreement currently provides for an employment period ending January 5, 2019. Continuing on each anniversary thereof, the term of this Agreement shall be extended for one year until such time as the members of the Board of Directors of the Company (the “Board”) or Mr. Gruseke elects not to extend the term of the Agreement by giving written notice to the other party at least ninety (90) days in advance of January 5 in each year, as applicable. His current annual salary is $600,000 and he is eligible for annual cash incentives with a target of 45% of salary. Mr. Gruseke is eligible for periodic salary increases as determined by the Compensation Committee. Mr. Gruseke is eligible to participate in the Long Term Executive Incentive Compensation Plan. He is also entitled to benefits similar to those provided for other employees and perquisites customary to his role with us. The agreement provides for Change of Control “double trigger” payments (i)  in an amount equal to three (3) times his average annual compensation for services rendered that was includible in the Executive’s gross income (partial years being annualized) for the immediately preceding five (5) taxable years (or such shorter period as he was employed) and (ii) the Company will reimburse him for the difference between the monthly COBRA premium paid by him for himself and his dependents and the monthly premium amount paid by similarly situated active executives, for up to two years. The agreement provides for a gross up for 280G purposes if a change of control occurs by December 31, 2019.  Pursuant to Mr. Gruseke’s employment agreement, any incentive-based compensation paid to him is subject to clawback pursuant to applicable law, regulation or stock listing requirement.
Mr. Ivanov, our Executive Vice President and Chief Financial Officer, has an employment agreement with the Company and the Bank. The employment agreement has a term currently ending December 31, 2020. We may extend the employment agreement for an additional one year period, and thereafter additional one year periods, by providing Mr. Ivanov notice no later than October 1 of each year. His current annual salary is $315,000 and he is eligible for annual cash incentives with a target of 30% of salary. He is eligible for annual salary increases as determined by the Compensation Committee. Mr. Ivanov is eligible to participate in the Long Term Executive Incentive Compensation Plan. He is also entitled to benefits similar to those provided for other employees and perquisites customary to his position at the Company. Mr. Ivanov’s employment agreement also provides for change in control protection consisting of a lump sum payment of two (2) times his annual salary and target bonus plus pro-rated target bonus for the year of termination, plus COBRA reimbursement based on the difference between active participant cost and COBRA cost, if he is terminated by us or our successor without cause or terminates with good reason following a change in control event. The agreement contains change in control limitation provisions with "double trigger" requirements such that if the change in control payment to Mr. Ivanov exceeds the limit on such payments pursuant to Internal Revenue Code Section 280G, he shall receive the greatest of the following, whichever gives him the highest net after-tax amount (after taking into account federal, state, local and social security taxes): (i) the 280G Payments or (ii)  one dollar less than the amount of the payments that would subject him to the 280G Excise Tax. Pursuant to Mr. Ivanov’s employment agreement, any incentive-based compensation paid to him is subject to clawback pursuant to applicable law, regulation or stock listing requirement.
Ms. Chivily, our Executive Vice President and Chief Risk and Credit Officer, has an employment agreement with the Company and the Bank. The employment agreement has a term currently ending December 31, 2020. We may extend the employment agreement for an additional one year period, and thereafter additional one year periods, by providing Ms. Chivily notice no later than October 1 of each year. Her current annual salary is $278,250 and she is eligible for annual cash incentives with a target of 30% of salary. She is eligible for annual salary increases as determined by the Compensation Committee. Ms. Chivily is eligible to participate in the Long Term Executive Incentive Compensation Plan. She is also entitled to benefits similar to those provided for other employees and perquisites customary to her position at the Company. Ms. Chivily’s employment agreement also provides for change in control protection consisting of a lump sum payment of two (2) times her annual salary and target bonus plus pro-rated target bonus for the year of termination, plus COBRA reimbursement based on the difference between active participant cost and COBRA cost, if she is terminated by us or our successor without cause or terminates with good reason following a change in control event. The agreement contains change in control limitation provisions with "double trigger" requirements such that if the change in control payment to Ms. Chivily exceeds the limit on such payments pursuant to Internal Revenue Code Section 280G, she shall receive the greatest of the following, whichever gives her the highest net after-tax amount (after taking into account federal, state, local and social security taxes): (i) the 280G Payments or (ii)  one dollar less than the amount of the payments that would subject her to the 280G Excise Tax. Pursuant to Ms. Chivily’s employment agreement, any incentive-based compensation paid to her is subject to clawback pursuant to applicable law, regulation or stock listing requirement.
Stock Option, Equity Award and Incentive Plans
Officer Incentive Compensation Plan. The Officer Incentive Compensation Plan is designed to provide cash compensation to our senior management for achieving budgeted profits and for outstanding performance in furthering our financial goals. The Officer Compensation Plan is administered by our Compensation Committee. Awards under the Officer Compensation Plan are normally based upon specific operating results and individual performance. The Compensation Committee reserves the right to amend or adjust payouts. Incentive awards paid under the Officer Compensation Plan are considered taxable income in the year paid. The Officer Compensation Plan includes a “clawback” provision providing for the forfeiture of incentives in the event of material financial restatements.
Equity Plans. The Company has stock options or unvested restricted stock outstanding under three equity award plans. Any future issuances of equity awards will be made under the 2012 Plan and/or any new plan adopted by the Company and its shareholders in the future. All equity awards made under the plans are made by means of an award agreement, which contains the specific terms and conditions of the grant, which may include terms relative to vesting, rights upon death, disability or other termination of service, rights upon change in control, acceleration of benefits, transferability and amendments.
On June 25, 2003, the Company’s shareholders adopted the 2002 Bank Management, Director and Founder Stock Option Plan, or the 2002 Plan. Under the 2002 Plan, 152,200 shares were made available to be issued as options. On July 26, 2006, the Company’s shareholders approved the 2006 Stock Option Plan, or the 2006 Plan. Under the 2006 Plan, 47,800 shares were made available to be issued as options. On June 27, 2007, the Company’s shareholders adopted the 2007 Bank of New Canaan Stock Option and Equity Award Plan, or the 2007 Plan, and 165,244 shares were made available for issuance as stock options and restricted stock pursuant to the 2007 Plan. On June 22, 2011, the Company’s shareholders adopted the 2011 BNC Financial Group, Inc. Stock Option and Equity Award Plan, or the 2011 Plan, together with the 2002 Plan, 2006 Plan, 2007 Plan and 2011 Plan, collectively referred to as the "Other Plans". Under the 2011 Plan the following number of shares were made available for issuance: (i) 45,000 shares plus (ii) the aggregate number of shares and shares underlying grants that have not been reserved for issuance under the abovementioned plans as of September 1, 2011, plus (iii) any shares previously reserved for issuance under the abovementioned plans that, subsequent to September 1, 2011, pursuant to the terms of the such plans, are shares under grants that remain unexercised at the expiration, forfeiture or other termination of such grant, or are shares pursuant to a grant that are forfeited or repurchased and thus become available for re-issuance under the abovementioned plans. On September 19, 2012, the Company’s shareholders adopted the 2012 BNC Financial Group, Inc. Stock Plan or the 2012 Plan. On June 26, 2013,

the Company’s shareholders adopted an amendment to the 2012 Plan. The Amendment provided for an aggregate number of shares reserved and available for issuance in the amount of an “overhang” of up to 12%. “Overhang” is defined as the aggregate number of grants outstanding but unexercised or unvested under the 2012 Plan and the Other Plans, plus the number of grants available to be granted under the 2012 Plan, divided by the total shares outstanding of the Company. The calculation is made once each year based on the facts available on the prior December 31; the Company's Board of Directors can then elect to add to the 2012 Plan each year, up to a maximum 12% overhang.
Administration of the Plans. The plans are administered by the Compensation Committee of our Board of Directors, which has significant discretion with respect to the issuance of awards, establishment of award terms and adoption of policies and practices related to the plans.
Share Authorization. The 2012 Plan authorizes the issuance of options and shares of common stock in relation to the Company’s total “overhang,” as defined above with respect to stock awards. Awards not yet made under the Other Plans, or which are forfeited under the Other Plans, may be issued under the 2012 Plan. In connection with recapitalizations, stock dividends, stock splits, combination of shares or other changes in the stock, our Compensation Committee will make adjustments that it deems appropriate in the aggregate number of shares of common stock that may be issued under the 2012 Plan and the terms of outstanding awards. If any options or shares of stock covered by an award granted under the 2012 Plan are not purchased or are forfeited or expire, or if an award otherwise terminates without delivery of any shares of stock subject thereto, or is settled in cash in lieu of shares of stock, then the number of shares of stock counted against the aggregate number of shares of stock available under the 2012 Plan with respect to the award will again be available for making awards under the 2012 Plan. An aggregate of 645,132 shares of common stock remained available for issuance on December 31, 2019.
Stock Options. The stock options granted under the plans vest pursuant to the individual award agreement. The term of an option cannot exceed 10 years from the date of the grant. If we experience a change of control (as defined in each plan), unless otherwise provided in an award agreement, and subject to a potential roll over of stock options, all stock options become immediately exercisable. Stock options granted under the 2012 Plan do not become immediately exercisable if, as part of the transaction, the successor entity, with the approval of the Compensation Committee, provides for the stock options to roll over and after the transaction will be options for the successor’s shares of capital stock with substantially similar terms and conditions as the outstanding stock options prior to the transaction.
Restricted Stock Grants. A participant who receives a restricted stock grant will have all the rights of a shareholder as to those shares, including, without limitation, the right to vote and the right to receive dividends on the shares. If we experience a change of control (as defined in each plan), unless otherwise provided in an award agreement, and subject to a potential roll over of restricted stock grants, all restrictions on restricted stock lapse. Restrictions on restricted stock grants awarded under the 2012 Plan will not lapse if, as part of the transaction, the successor entity, with the approval of the Compensation Committee, provides for the restricted stock grants to roll over and after the transaction will be restricted stock grants in the successor’s plan with substantially similar terms and conditions as the outstanding restricted stock grants prior to the transaction. Restricted Stock Units, or RSUs, are rights to receive shares of our common stock or cash based on the value of our common stock at the end of the restriction period, as determined by the Compensation Committee. A grantee of a RSU has none of the rights of a Company shareholder unless and until the shares of our common stock are delivered in satisfaction of such RSUs.
Stock Appreciation Rights. A participant who receives a stock appreciation right, or a SAR, is entitled to surrender to the Company any then exercisable portion of the SAR in exchange for that number of shares of our common stock, cash, or both having an aggregate fair market value on the date of surrender equal to the product of (a) the excess of the fair market value of a share of our common stock on the date of surrender over the base price, as determined by the Compensation Committee, which shall be the fair market value of a share of our common stock on the date the SAR was granted, and (b) the number of shares subject to such SAR. SARs may become exercisable in full or in installments according to a vesting, as the Compensation Committee may determine. If we experience a change in control (as defined in each plan), unless otherwise provided in an award agreement, and subject to a potential roll over of SARs, all SARS shall become fully vested and immediately exercisable. SARs granted under the 2012 Plan do not become fully vested and immediately exercisable if, as part of the transaction, the successor entity, with the approval of the Compensation

Committee, provides for the SARs to roll over and after the transaction SARs in the successor’s plan will have substantially similar terms and conditions as the outstanding SARs prior to the transaction.
Performance Grants. The Compensation Committee may award performance grants subject to conditions and attainment of such performance goals over such periods as the Compensation Committee determines. A performance share has an initial value equal to the fair market value of our common stock as determined on the date the performance share is granted. To the extent earned, performance grants may be settled in cash, shares of our common stock or any combination thereof as determined by the Compensation Committee. Performance grants become fully vested upon a change in control (as defined in each plan).
Issued and Exercisable Equity Awards. As of December 31, 2019, of the 1,307,011 stock awards authorized under the 2002, 2006, 2007, 2011 and 2012 Plans, 332,998 options have been granted to current and former employees, directors and founders of the Bank, and 597,999 shares of restricted stock have been awarded to current or former employees, management and directors. There were 645,132 stock awards available to be issued as of December 31, 2019.
Termination of the 2012 Plan. In accordance with IRS requirements, the 2012 Plan will terminate upon its tenth anniversary in 2022.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information as of December 31, 2019, with respect to compensation plans under which our common stock may be issued:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	16,680	$16.30	645,132
Equity compensation plans not approved by security holders	—	—	—
Total	16,680	$16.30	645,132
401(k) Retirement Plan
We maintain a defined contribution 401(k) retirement savings plan for our employees. The 401(k) plan is intended to qualify as a tax-qualified plan under Section 401 of the Internal Revenue Code so that contributions to the plan and income earned on those contributions are not taxable to participants until withdrawn or distributed from the plan. Employees may elect to contribute through salary deductions on a before tax and after tax basis. We provide a discretionary matching contribution, which totaled $252,428 for 2019. Our match is 50% of the first 6% of employee contributions.
Director Compensation
We believe that to successfully recruit and retain talented directors of the caliber needed to effectively direct the Company, our director compensation package should be highly competitive compared to our peer group. We consider institutions of similar asset size located throughout Connecticut to be the peer group. Additional public survey data may be consulted to assist us in determining competitive director compensation. We also believe that director compensation should serve to solidify the alignment of the shareholders' interests with that of our Board of Directors and relate to our success or the success of us or our affiliates.

We combine Company and Bank boards and committees and pay a combined fee for service on both. We pay our directors, in part, based on their attendance at our board and committee meetings held throughout the year. During 2019, directors received an annual retainer of $30,000. In addition, they received the following attendance fees:

•	$1,000 per board meeting;

•	$600 per Audit Committee and Directors Loan Committee meetings; and

•	$500 per Compensation, Governance and Nominating, Asset/Liability, Strategic, Community Reinvestment Act (CRA), and Technology Committee meetings.
The chair of each committee received the following annual retainers:

•	$14,000 each for Audit Committee and Directors Loan Committee;

•	$10,000 each for Compensation, Governance and Nominating, and Technology Committee;

•	$8,000 for Asset/Liability Committee;

•	$7,500 for CRA Committee; and

•	$5,000 for Strategic Committee.
The Chairman of our Board of Directors received an annual retainer of $105,000. Mr. Gruseke did not receive any direct remuneration for serving as a director.
This compensation was recommended by the Compensation Committee and approved by our Board of Directors after careful and extended evaluation and consideration of the recommendation of the independent compensation consultant hired by the Compensation Committee to review our Board of Directors' compensation relative to its peer group.
We established the BNC Financial Group, Inc. and Affiliates Deferred Compensation Plan for Directors, or the Directors Plan, in 2008. Directors who receive fees are eligible to participate in the Directors Plan. This non-qualified deferred compensation plan is designed to enable non-employee directors to defer receipt of compensation on a tax-advantaged basis. The deferred compensation is paid following retirement except under certain specified circumstances, including a severe financial hardship resulting from illness or accident, loss of property or other similar extraordinary and unforeseeable circumstances. The Directors Plan invests primarily in our common stock, which is purchased by an independent trustee in the open market. The Directors Plan is administered by that independent third party trustee.

The following table sets forth for the year ended December 31, 2019, the compensation paid or awarded by the Company and Bank to each person who served as a director during 2019.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total Compensation ($)(2)
George P. Bauer	$51,500	$72,384	$123,884
Gail E.D. Brathwaite	61,733	72,384	134,117
Richard E. Castiglioni	72,325	72,384	144,709
Eric J. Dale	79,667	72,384	152,051
Blake S. Drexler	157,117	72,384	229,501
James M. Garnett, Jr.	48,700	72,384	121,084
Daniel S. Jones	62,467	72,384	134,851
Todd Lampert	80,767	108,576	189,343
Victor S. Liss	68,100	72,384	140,484
Carl M. Porto	48,500	72,384	120,884
Total	$730,876	$760,032	$1,490,908

(1)	Stock awards represent the fair market value on the date of the grant for any grants made during 2019 and excludes any stock vesting from grants made prior to 2019.

(2)
Compensation in the form of perquisites and other personal benefits provided by the Company has been omitted for each director as the total amount of those perquisites and personal benefits for each constituted less than $10,000 for the year ended December 31, 2019.

Directors have been and will continue to be reimbursed for travel, food, lodging and other expenses directly related to their activities as directors. Directors are also entitled to the protection provided by the indemnification provisions in our current certificate of incorporation and bylaws, the certificate of incorporation and bylaws of the Bank, as well as individual indemnification agreements.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
In addition to the compensation arrangements with directors and executive officers described in “Executive Compensation” above, the following is a description of each transaction since January 1, 2019, and each proposed transaction in which:

•	we have been or are a participant;

•	the amount involved exceeds or will exceed $120,000; and

•
any of our directors, executive officers or beneficial holders of more than five percent of our capital stock, or any immediate family member of or person sharing the household with any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

There were/are none.
Ordinary Banking Relationships
Certain of our officers, directors and principal shareholders, as well as their immediate family members and affiliates, are customers of, or have had transactions with, the Bank or us in the ordinary course of business. These transactions include deposits, loans and other financial services related transactions. Related party transactions are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral (where applicable), as those prevailing at the time for comparable transactions with persons not related to us, and do not involve more than normal risk of collectability or present other features unfavorable to us. As of the date of this proxy statement, no related party loans were categorized as nonaccrual, past due, restructured or potential problem loans. We expect to continue to enter into transactions in the ordinary course of business on similar terms with our officers, directors and principal shareholders, as well as their immediate family members and affiliates.
The aggregate amount of loans to related parties, including their immediate families and other associates, was $0.1 million as of December 31, 2019. All loans were made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with others and do not represent more than a normal risk of collectability or present other unfavorable features. We expect to have similar banking transactions in the future on comparable terms and conditions. All of these loans are performing as agreed.
Policies and Procedures Regarding Related Party Transactions
Transactions by the Company with related parties are subject to a formal written policy, as well as regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the FRA and the Federal Reserve Board’s Regulation W (which govern certain transactions by the Bank with its affiliates) and the Federal Reserve Board’s Regulation O (which governs certain loans by the Bank to its executive officers, directors, and principal shareholders). We and the Bank have adopted policies designed to ensure compliance with these regulatory requirements and restrictions.
Our Board of Directors has adopted a written policy governing the approval of related party transactions that complies with all applicable requirements of the SEC and the Nasdaq Stock Market concerning related party transactions. Related party transactions are transactions in which we are a participant and a related party has or will have a direct or indirect material interest. Related parties include our current directors (including nominees for election as directors) and our executive officers, senior vice presidents, beneficial holders of more than 5% of our capital stock and the immediate family members of these persons. All related party transactions in which the aggregate amount involved will or may be expected to exceed $50,000 in any calendar year are reviewed and approved by the Governance and Nominating Committee. In determining whether to approve a related party transaction, the Governance and Nominating Committee will consider, among other factors, the related party’s interest in the transaction, the materiality of the related party transaction to the Company and the related party, whether the transaction with the related party is proposed to be entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party, the purpose of, and the potential benefits to the Company of, the related party transaction, the perceived impact on the independence of a director related party and other information regarding the related party transaction or the related party in the context of the proposed transaction that the Governance and Nominating Committee deems relevant. Our Related Party Transactions Policy is available on our website. During 2019, the Governance and Nominating Committee of the Board of Directors considered that the law firms of which Mr. Castiglioni, Mr. Lampert and Mr. Porto are associated with performed de minimis legal services for the Bank in 2019. Neither Mr. Castiglioni, Mr. Lampert nor Mr. Porto participated in the discussion regarding their independence.
PROPOSAL 2
ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION
As part of our commitment to corporate governance best practices, and as required by Section 14A(a)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company’s Board of Directors is providing shareholders with the opportunity to cast an advisory vote on its executive compensation program at the Annual Meeting through the following resolution:
“RESOLVED, that the shareholders approve the Company’s executive compensation, as described in “EXECUTIVE COMPENSATION” and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.”
We believe that our compensation policies and procedures, which are described more fully in the “EXECUTIVE COMPENSATION” section of this Proxy Statement and in the tables and narrative therein, are strongly aligned with the long-term interests of shareholders. The Company’s executive compensation philosophy is designed to be attractive, market-based, tied to performance and aligned with shareholders’ interests. We believe the Bank’s long-term strategic objectives will be enhanced by this strategy. Our compensation programs are designed to consider competitive market data, specific role functions that may be unique to our structure, internal equity and the performance of both the individual and the Company. We believe this approach will help us attract, retain and reward the best employees, fulfill the Company’s growth objectives and promote shareholder value.
This vote will not be binding on or overrule any decisions by the Company’s Board of Directors or Compensation Committee, will not create or imply any additional fiduciary duty on the part of the Board of Directors or the Compensation Committee, and will not restrict or limit the ability of our shareholders to make proposals in the future for inclusion in proxy materials related to executive compensation. The Company’s Compensation Committee and Board of Directors will, however, take into account the outcome of the vote when considering future executive compensation arrangements.
Recommendation
The Board of Directors recommends that the shareholders vote “FOR” approval of the Company’s executive compensation, as described in the Section titled “EXECUTIVE COMPENSATION” and the tabular disclosure regarding named executive officer compensation (together with accompanying narrative disclosure) in this Proxy Statement.
PROPOSAL 3
ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION
As an additional part of our commitment to corporate governance best practices, and as required by Section 14A(a)(2) of the Exchange Act, the Company’s Board of Directors is providing shareholders with the opportunity to provide an advisory (non-binding) vote to assist the Board in determining whether the shareholder advisory vote on executive compensation should occur every one, two or three years.
The Company’s executive compensation program reflects our belief that all executives should have a significant portion of their compensation tied to performance. We define performance to reflect a balance of Company and individual performance on both a short- and long-term basis. In setting our total compensation guidelines, we target a significant portion of our compensation in the form of annual cash incentives and equity/long-term incentive awards that focus on performance-based, at-risk compensation. Time-vested restricted stock granted in 2019 vest 1/3 on the first anniversary of the grant, and 1/3 annually thereafter. In addition, the Company generally maintains one year employment contracts for its executives.
The Company believes holding an advisory vote on executive compensation every year would allow the Company to conduct a meaningful and detailed review of its pay practices in response to such shareholder advisory vote on executive compensation.
For the reasons discussed above, the Board of Directors recommends that shareholders vote to hold the advisory vote on executive compensation every year. Shareholders are not voting, however, to approve or disapprove of this particular recommendation. The proxy card provides for four choices and shareholders are entitled to vote on whether the advisory vote on executive compensation should be held every one, two, or three years, or to abstain from voting.
While the result of this advisory vote on the frequency of the vote on executive compensation is non-binding, the Board of Directors values the opinions that shareholders express in their votes. It will consider the outcome of the vote and those opinions when deciding how frequently to conduct the vote on executive compensation.
Recommendation
The Board of Directors recommends that the shareholders vote to hold the advisory vote on executive compensation annually.

PROPOSAL 4
RATIFY THE SELECTION OF INDEPENDENT AUDITORS
The Audit Committee has appointed the firm of RSM US LLP to act as our independent registered public accounting firm and to audit our consolidated financial statements for the fiscal year ending December 31, 2020. This appointment will continue at the pleasure of the Audit Committee and is presented to the shareholders for ratification as a matter of good governance. In the event that this appointment is not ratified by our shareholders, the Audit Committee will consider that fact when it selects independent auditors for the following fiscal year.
One or more representatives of RSM US LLP will be present at the Annual Meeting. These representatives will be provided an opportunity to make a statement at the Annual Meeting if they desire to do so and will be available to respond to appropriate questions from shareholders.
The Audit Committee approves, in advance, all services provided by RSM US LLP.
Principal Accounting Firm Fees
Aggregate fees billed to the Company for the fiscal years ended December 31, 2019 and 2018 by the Company’s principal accounting firm are shown in the following table.

	Fiscal Year Ended December 31,
	2019	2018
Audit Fees(1)	$400,489	$396,196
Tax Fees(2)	50,636	61,201
All Other Fees(3)	23,507	16,022
Total Fees	$474,632	$473,419

(1)	Includes fees for the financial statement audits and quarterly reviews.

(2)	Consists of tax return preparation and tax-related compliance services.

(3)	Consists of benefit plan audit services and consultation services.
Recommendation
The Board of Directors recommends that the shareholders vote “FOR” the ratification of the selection of RSM US LLP as the Company’s independent registered public accountants.
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements, annual reports and notices of Internet availability of proxy materials. This means that only one copy of such materials may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of any such document to you if you write or call us at the following address or telephone number: attention: Penko Ivanov or Laura Waitz, 220 Elm Street, New Canaan, CT 06840 or via telephone at (203) 652-0166. If you want to receive separate copies of the annual report, proxy statement and notice of Internet availability of proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.
SHAREHOLDER PROPOSALS
Proposals of shareholders to be included in the Company’s 2021 proxy material must be received by the Secretary of the Company no later than December 16, 2020 if the 2021 annual meeting is, as expected, held within 30 days of May 27, 2021.

For business to be properly brought before an annual meeting by a shareholder, including nominations of persons for election to the Board of Directors, a shareholder must give timely notice thereof in writing to the Secretary of the Company, 220 Elm Street, New Canaan, Connecticut 06840. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than twenty (20) days nor more than one hundred thirty (130) days prior to the meeting. As to each matter a shareholder proposes to bring before the annual meeting, including proposed nominations to the Board of Directors, a shareholder's notice to the Secretary must set forth the information required by the Company’s Amended and Restated Bylaws, a copy of which may be obtained without charge by sending a request to the Secretary of the Company.
OTHER MATTERS
The Board of Directors is not aware of any matters proposed to be brought before the meeting other than the matters described herein. If any other matters are properly brought before the meeting, it is the intention of the persons authorized to vote the proxies to do so in accordance with their judgment in the best interests of the Company with respect to such matters.
BY ORDER OF THE BOARD OF DIRECTORS

By Order of the Board of Directors

Blake S. Drexler Chairman of the Board
April 15, 2020

Bankwell FINANCIAL GROUP

VOTE

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2020 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 4 and 1 YEAR with regard to Proposal 3.

+

1. Election of Directors:

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - George P. Bauer	☐	☐	02 - Gail E. D. Brathwaite	☐	☐	03 - Richard E. Castiglioni	☐	☐
04 - Eric J. Dale	☐	☐	05 - Blake S. Drexler	☐	☐	06 - James M. Garnett Jr.	☐	☐
07 - Christopher R. Gruseke	☐	☐	08 - Daniel S. Jones	☐	☐	09 - Todd Lampert	☐	☐
10 - Victor S. Liss	☐	☐	11 - Carl M. Porto	☐	☐	12 - Lawrence B. Seidman	☐	☐

Proposal	1 Year	2 Years	3 Years	Abstain
3. To approve the advisory (non-binding) proposal on the frequency of submission of the vote regarding the Company's executive compensation.	☐	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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0387SD

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Bankwell Financial Group, Inc.

Notice of 2020 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — May 27, 2020

The shareholder of record hereby appoints Richard E. Castiglioni and Todd Lampert, and either of them, with full power of substitution, as Proxies for the shareholder, to attend the Annual Meeting of the Shareholders of Bankwell Financial Group, Inc. (the "Company"), to be held at the Woodway Country Club, 540 Hoyt Street, Darien, Connecticut 06820* on Wednesday, May 27, 2020 at 8:00 a.m., local time, and any adjournments thereof, and to vote all shares of the common stock of the Company that the shareholder is entitled to vote upon each of the matters referred to in this Proxy and, at their discretion, upon such other matters as may properly come before this meeting. This Proxy, when properly executed, will be voted in the manner directed herein by the shareholder of record. If no direction is made, this Proxy will be voted FOR all the nominees in Proposal 1 and FOR Proposals 2 and 4 and 1 YEAR with regard to Proposal 3. The Board of Directors is not aware of any such other business.

This Proxy, when properly executed, will be voted in the manner directed herein by the shareholder of record. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL THE NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 4 AND 1 YEAR WITH REGARD TO PROPOSAL 3. If no direction is made, this Proxy will be voted FOR all the nominees in Proposal 1 and FOR Proposals 2 and 4 and 1 YEAR with regard to Proposal 3.

PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET OR COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

C Non-Voting Items

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Meeting Attendance
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